UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 2010

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA		L4V 1R9
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 21, 2010, Nortel Networks Corporation (“NNC”) announced that it, its principal operating subsidiary Nortel Networks Limited (“NNL”) and its other Canadian subsidiaries that filed for creditor protection under the Companies’ Creditors Arrangement Act have obtained an order from the Ontario Superior Court of Justice (“Canadian Court”) further extending, to April 23, 2010, the stay of proceedings that was previously granted by the Canadian Court. The purpose of the stay or proceedings is to provide stability to the Nortel companies to continue with their divestiture and other restructuring efforts.

In addition, NNC also announced that on January 21, 2010, it obtained approvals from the Canadian Court and the United States Bankruptcy Court for the District of Delaware (“US Court”) of the Final Canadian Funding and Settlement Agreement, previously announced on December 23, 2009, which, among other things, provides that Nortel Networks Inc. (“NNI”) will pay to the registrant approximately US$190 million over the course of 2010, which amount includes the contribution of NNI and certain U.S. affiliates towards certain estimated costs to be incurred by the registrant on their behalf for the duration of the creditor protection proceedings. These approvals also allow the creation and allowance of a pre-filing claim in the Canadian creditor protection proceedings against the registrant in favour of NNI in the amount of $2.0637 billion. In addition, Nortel obtained various other approvals from the Canadian Court and US Court which, among other things, authorize the registrant and NNI to enter into advance pricing agreements with the U.S. and Canadian tax authorities to resolve certain transfer pricing issues, on a retrospective basis, for the taxable years 2001 through 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ GRACE K. MCDONALD
Grace K. McDonald Assistant Secretary

Dated: January 22, 2010